EXHIBIT 99.1

BJ’s Restaurants, Inc. Reports Fiscal 2018 First Quarter Results

Declares Quarterly Cash Dividend of $0.11 Per Share

HUNTINGTON BEACH, Calif., April 26, 2018 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ:BJRI) today reported financial results for its fiscal 2018 first quarter ended Tuesday, April 3, 2018.

First Quarter 2018 Highlights Compared to First Quarter 2017

  Total revenues grew 8.0% to $278.5 million (non-GAAP total revenues increased 8.2% to $279.0 million when excluding the impact from the 2018 first quarter adoption of Accounting Standards Update (“ASU”) 2016-10 related to Revenue from Contracts with Customers)
  Total restaurant operating weeks increased approximately 5%
  Comparable restaurant sales increased 4.2%
  Net income increased 58.3% to $14.7 million from $9.3 million (first quarter 2018 net income includes a $1.1 million excess tax benefit from equity awards, offset by the $0.7 million pre-tax impact from the adoption of ASU 2016-10)
  Diluted net income per share increased 67.6% to $0.70 from $0.42 (first quarter 2018 diluted net income per share includes a $0.05 excess tax benefit from equity awards, partially offset by a $0.02 reduction in diluted net income per share from the adoption of ASU 2016-10)

“The sales building initiatives we implemented last year continue to resonate with our guests, leading to strong 2018 first quarter revenue, comparable restaurant sales, restaurant and consolidated operating margins, and diluted net income per share,” commented Greg Trojan, CEO. “Led by our slow roast menu items, Daily Brewhouse Specials, our handheld server tablets and investments in our off-premise channels, our teams drove 4.2% growth in comparable restaurant sales, a 0.4% increase in guest traffic, a 27.0% rise in operating income and a 30 basis point year-over-year improvement in restaurant operating margins, which together led to a 59.5% increase in diluted net income per share before the excess tax benefit and new accounting standard. Our solid first quarter bottom line results highlight the significant operating leverage in our model, as well as our ongoing commitment to return capital to shareholders through share repurchases and quarterly cash dividends.

“Over the last year, BJ’s team members mastered new cooking methods, became proficient taking orders on handheld devices, and streamlined processes to bring efficiencies to our growing off-premise revenue stream. As a result, our slow roasted prime rib special has become a weekend guest favorite and our Daily Brewhouse Specials continue to build mid-week restaurant traffic, while our growing off-premise channel is providing our guests with the convenience of enjoying BJ’s high quality food and beverages at home, at work or on the go. We are also very excited about our upgraded BJ’s Premier Rewards Plus loyalty program, which launched in all of our restaurants in February. We are already seeing a very positive guest response to our upgraded program which simplifies our reward structure, making it easier for guests to be rewarded for choosing BJ’s. We believe these sales building initiatives have further differentiated and elevated BJ’s already high quality menu offerings, strong value proposition, and culture of service and hospitality, which collectively have positioned BJ’s to continue gaining share in the casual dining space.”

In the first quarter of fiscal 2018, BJ’s opened its 198th restaurant in Warwick, Rhode Island, marking the 27th state where the Company operates. “Our recent restaurant openings are performing well and our 2018 pipeline is in excellent shape. We remain on track to open new restaurants in Hagerstown, Maryland and Albany, New York by the end of the second quarter and two to three additional restaurants in the second half of the year. In the current environment, we believe our fiscal 2018 expansion plan of five to six new restaurants provides the right balance of growth and flexibility to allocate our strong cash flows to share repurchases, dividends and other initiatives to enhance shareholder value. Our development team is building a solid pipeline for fiscal 2019 and 2020 new restaurant openings as we remain committed to our long term expansion plans,” Trojan added.

During the 2018 first quarter, the Company adopted ASU 2016-10, an amendment to ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which impacts the way we account for our loyalty program. ASU 2016-10 provides a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. In accordance with ASU 2016-10, we now use loyalty points earned to allocate the transaction price between the goods delivered and the future goods that will be delivered, on a relative standalone selling price basis. As a result of the adoption of this standard, $1.1 million of 2018 first quarter revenues have been deferred until those loyalty points are redeemed in the future. Under the previous standard we estimated the cost of the loyalty reward based on the equivalent cost of the food and beverage earned and recorded this cost as a marketing expense included in “Occupancy and operating” on our Consolidated Statements of Income. This standard does not impact our calculation of comparable restaurant sales. A reconciliation of the impact from ASU 2016-10 is provided at the end of this release.

During the first quarter of 2018, the Company repurchased and retired approximately 0.1 million shares of its common stock at a cost of approximately $5.6 million. Since the Company’s first share repurchase authorization was approved in April 2014, BJ’s has repurchased and retired approximately 9.5 million shares at a cost of approximately $363.0 million and has reduced its outstanding share count by approximately 31%. The Company currently has approximately $37.0 million available under its authorized $400 million share repurchase program.

On April 24, 2018, the Company’s Board of Directors declared a cash dividend of $0.11 per share of common stock payable May 28, 2018, to shareholders of record at the close of business on May 14, 2018. While the Company intends to pay quarterly cash dividends for the foreseeable future, dividends will be reviewed quarterly and declared by the Board of Directors at its discretion.

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its first quarter 2018 earnings release today, April 26, 2018, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Senior management will discuss the financial results and host a question and answer session. In addition, a live audio webcast of the call will be accessible to the public on the “Investors” page of the Company’s website located at http://www.bjsrestaurants.com, and a recording of the webcast will be archived on the site for 30 days following the live event. Please allow 15 minutes to register and download and install any necessary software.

About BJ’s Restaurants, Inc.

BJ’s Restaurants, Inc. currently owns and operates 198 casual dining restaurants under the BJ’s Restaurant & Brewhouse®, BJ’s Restaurant & Brewery®, BJ’s Pizza & Grill® and BJ’s Grill® brand names. BJ’s Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ’s experience. All restaurants feature BJ’s critically acclaimed proprietary craft beers, which are produced at several of the Company’s Restaurant & Brewery locations, its two brewpubs in Texas and by independent third party craft brewers. The Company’s restaurants are located in the 27 states of Alabama, Arizona, Arkansas, California, Colorado, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Michigan, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Virginia and Washington. Visit BJ’s Restaurants, Inc. on the Web at http://www.bjsrestaurants.com for locations and additional information.

Forward-Looking Statements Disclaimer

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margin growth in future periods, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends, construction cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) increases in minimum wage and other employment related costs, including compliance with the Patient Protection and Affordable Care Act and minimum salary requirements for exempt team members, (v) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (vi) food quality and health concerns and the effect of negative publicity about us, our restaurants, other restaurants, or others across the food supply chain, due to food borne illness or other reasons, whether or not accurate, (vii) factors that impact California, Texas and Florida, where 63, 34 and 22, respectively, of our current 198 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewing business considerations, including without limitation, dependence upon suppliers, third party contractors and distributors, and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities due to limitations on insurance coverage, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy requirements, (xiii) trademark and service-mark risks, (xiv) government regulations and licensing costs, (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) legal proceedings, (xix) other general economic and regulatory conditions and requirements, (xx) the success of our key sales-building and related operational initiatives, (xxi) any failure of our information technology or security breaches with respect to our electronic systems and data, and (xxii) numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The “forward-looking” statements contained in this press release are based on current assumptions and expectations, and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

For further information, please contact Greg Levin of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.

BJ’s Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	First Quarter Ended
	April 3, 2018		April 4, 2017
Revenues	$278,523	100.0%	$257,816	100.0%
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	69,971	25.1	65,395	25.4
Labor and benefits	100,433	36.1	92,383	35.8
Occupancy and operating	57,503	20.6	53,944	20.9
General and administrative	15,131	5.4	14,296	5.5
Depreciation and amortization	17,454	6.3	16,749	6.5
Restaurant opening	597	0.2	1,413	0.5
Loss on disposal and impairment of assets	1,061	0.4	687	0.3
Total costs and expenses	262,150	94.1	244,867	95.0
Income from operations	16,373	5.9	12,949	5.0

Other (expense) income:
Interest expense, net	(1,387)	(0.5)	(888)	(0.3)
Other (expense) income, net	(100)	-	785	0.3
Total other (expense) income	(1,487)	(0.5)	(103)	-
Income before income taxes	14,886	5.3	12,846	5.0

Income tax expense	222	0.1	3,580	1.4

Net income	$14,664	5.3%	$9,266	3.6%

Net income per share:
Basic	$0.71		$0.42
Diluted	$0.70		$0.42

Weighted average number of shares outstanding:
Basic	20,586		21,932
Diluted	21,063		22,313

Percentages reflected above may not reconcile due to rounding.

BJ’s Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)

	April 3, 2018 (unaudited)	January 2, 2018 (audited)
Cash and cash equivalents	$28,705	$24,335
Total assets	$686,997	$684,958
Total debt	$158,500	$163,500
Shareholders’ equity	$267,290	$258,729

BJ’s Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	First Quarter Ended
	April 3, 2018		April 4, 2017
Stock-based compensation (1)
Labor and benefits	$578	0.2%	$468	0.2%
General and administrative	1,705	0.6	1,168	0.5
Total stock-based compensation	$2,283	0.8%	$1,636	0.7%

Operating Data
Comparable restaurant sales % change	4.2%		(1.3%)
Restaurants opened during period	1		3
Restaurants open at period-end	198		190
Restaurant operating weeks	2,563		2,445

(1) Percentages represent percent of total revenues.

Restaurant Level Operating Margin

Restaurant level operating margin, a non-GAAP financial measure, is equal to the revenues generated by our restaurants less their direct operating costs which consist of cost of sales, labor and benefits, and occupancy and operating costs. This performance measure includes only the costs that restaurant level managers can directly control and excludes other operating costs that are essential to conduct the Company’s business, as detailed in the table below. Management uses restaurant level operating margin as a supplemental measure of restaurant performance. Management believes restaurant level operating margin is useful to investors in that it highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. Because other companies may calculate restaurant level margin differently than we do, restaurant level margin as presented herein may not be comparable to similarly titled measures reported by other companies.

A reconciliation of income from operations to restaurant level operating margin for the first quarter ended April 3, 2018 and April 4, 2017 is set forth below:

BJ’s Restaurants, Inc.
Supplemental Financial Information – Restaurant Level Operating Margin
(Unaudited, dollars in thousands)

	First Quarter Ended
	April 3, 2018		April 4, 2017
Income from operations	$16,373	5.9%	$12,949	5.0%
General and administrative	15,131	5.4	14,296	5.5
Depreciation and amortization	17,454	6.3	16,749	6.5
Restaurant opening	597	0.2	1,413	0.5
Loss on disposal and impairment of assets	1,061	0.4	687	0.3
Restaurant level operating margin	$50,616	18.2%	$46,094	17.9%

Percentages above represent percent of total revenues and may not reconcile due to rounding.

ASU 2016-10 Reconciliation

The following tables illustrate the impact from the adoption of ASU 2016-10 on our first quarter ended April 3, 2018. As a general matter, these non-GAAP adjusted financial measures and the related reconciliation should be used in conjunction with results presented in accordance with GAAP. The Company believes this reconciliation provides analysts and others in the investment community a way to analyze and compare the Company’s results to prior period results in which ASU 2016-10 was not applied.

BJ’s Restaurants, Inc.
Supplemental Financial Information – ASU 2016-10 Reconciliation
(Dollars in thousands except for per share data)

	First Quarter Ended
	April 3, 2018				April 4, 2017
	New Standard	Total Adjustments		Previous Standard	Previous Standard
Revenues	$278,523	$429	(1)	$278,952	$257,816
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	69,971	-		69,971	65,395
Labor and benefits	100,433	-		100,433	92,383
Occupancy and operating	57,503	353	(2)	57,856	53,944
General and administrative	15,131	-		15,131	14,296
Depreciation and amortization	17,454	-		17,454	16,749
Restaurant opening	597	-		597	1,413
Loss on disposal and impairment of assets	1,061	-		1,061	687
Total costs and expenses	262,150	353		262,503	244,867
Income from operations	16,373	76		16,449	12,949

Other (expense) income:
Interest expense, net	(1,387)	-		(1,387)	(888)
Other (expense) income, net	(100)	642	(3)	542	785
Total other (expense) income	(1,487)	642		(845)	(103)
Income before income taxes	14,886	718		15,604	12,846

Income tax expense	222	193	(4)	415	3,580

Net income	$14,664	$525		$15,189	$9,266

Net income per share:
Basic	$0.71	$0.03		$0.74	$0.42
Diluted	$0.70	$0.02		$0.72	$0.42

Weighted average number of shares outstanding:
Basic	20,586	20,586		20,586	21,932
Diluted	21,063	21,063		21,063	22,313

(1) Amount represents approximately $1.1 million of revenues which have been deferred until the related loyalty points are redeemed, offset by approximately $0.6 million of gift card breakage revenue previously recorded in “Other (expense) income, net” prior to the adoption of ASU 2016-10.
(2) Prior to the adoption of ASU 2016-10, the estimated food and beverage cost of the loyalty rewards was charged to “Occupancy and operating” expenses.
(3) Prior to the adoption of ASU 2016-10, gift card breakage revenue was recorded as “Other (expense) income, net.”
(4) The income tax effect of the reconciling items was calculated based on our statutory income tax rate for the quarter ended April 3, 2018.